Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
October 29, 2009
Comments by Steve Menzies

Thank you, Tim. Good morning!

TrinityRail’s third quarter operating results reflect the benefits of our evolving integrated manufacturing, leasing and services business model. While demand for railcars remained weak during the third quarter, our lease fleet utilization rose to 97.2%. Our leasing and services income offset a portion of the 7.2% operating margin loss experienced this quarter in our railcar manufacturing operations.

During the third quarter, we continued to align our railcar production footprint with demand. We shipped approximately 1,630 railcars, 47% less than the 3,080 railcars shipped in the second quarter and 81% less than our record 8,560 railcars shipped in the third quarter 2008. Approximately 870 of these new railcars were shipped to customers of our leasing company. We expect shipments of approximately 1,300 to 1,500 railcars during the 4th quarter. Our current production facilities are capable of producing a substantial portion of our product line and can quickly ramp up production to meet market conditions.

We continue to experience weak demand in new railcar inquiries across most major railcar types. Industry orders for new railcars totaled 1,890 during the third quarter and approximately 6,500 railcar orders industry-wide year-to-date. At the current order rate, this will be the lowest level for annual industry new railcar orders since 1985. We do not expect this to change until the large overhang of idle railcars is reduced and a sustainable recovery in industrial production occurs. In the interim, we are able to meet customer railcar requirements with railcars from our lease fleet and production of some specialty railcars. During the third quarter, TrinityRail received orders to build approximately 1,000 railcars. At the end of the third quarter, our new railcar build order backlog was approximately 3,160 railcars, a 16.5% decrease from the prior quarter. Approximately 50% of our backlog is committed to customers of our leasing business.

The growth of our lease fleet over the last decade has had a significant impact on earnings. In 2002, our lease fleet totaled approximately 15,000 railcars and contributed $31.3 million in operating profits for the year. During the third quarter of 2009 alone, our lease fleet generated operating profit of $30.3 million, about the same amount produced in the entire year of 2002. At September 30, 2009, our lease fleet totaled 49,470 railcars. This is 12.7% higher than the 43,910 railcars in our lease portfolio at the end of the third quarter of 2008 and 230% higher than in 2002. As you can see, the size of our lease fleet during the current railcar market downturn is substantially larger than in 2002, thus providing operating profit and cash flow to mitigate the losses associated with our railcar manufacturing operations.

We are pleased with the increase in our lease fleet utilization to 97.2% at the end of the third quarter compared to 96.4% at the end of the second quarter. We see improving fleet utilization as a precursor to stabilizing lease rates and as a positive sign that we are at or near “bottom” with respect to railcar demand. Renewal and assignment rates are weak overall and vary depending upon the market served.

We are particularly encouraged by developments in the biofuels sector, an important market segment within our lease portfolio, as production of ethanol has come into better balance with market demand. We are closely monitoring a pending EPA decision that may increase the oxygenate blending requirements above the 10% prescribed today. This could have a significant effect on the supply/demand balance for ethanol and railcars used to transport ethanol. The demand for distilled dried grains, a co-product of ethanol production used as a protein rich feed supplement, continues to grow as well.

In a weak lease rate environment, we carefully manage our lease expirations to minimize concentrations of certain railcar types expiring in a narrow window of time. Our 2010 lease expirations are consistent with our average remaining lease term and spread evenly throughout the year with no extraordinary concentrations. We have also been successful in renewing and assigning railcars on shorter lease terms during the downturn in expectation of re-pricing these leases in the future during a stronger market. As a result, our average remaining lease term declined to 3.9 years at the end of the third quarter from 4.6 years at the end of the third quarter 2008.

In summary, some key indicators show we may have reached the low point for railcar demand. However, there is a lack of sufficient indicators pointing toward a sustainable recovery in the railcar market at this time. The solid performance of our leasing and services business is providing an important offset to our railcar manufacturing business. Our commercial team has been successful in maintaining strong lease fleet utilization in this highly challenging and competitive market environment. We will continue to maintain that focus with an eye toward improving lease rates as market conditions permit. Our railcar manufacturing capabilities are poised to respond to customers’ specialty railcar needs in the near term as well as any general increase in demand for new railcars. We will closely monitor administrative costs, improve inventory cycles and strengthen our processes during this downturn. We expect to be well positioned for a market recovery.

I’ll now turn it over to Bill McWhirter.